Exhibit 99.2

Sabre Holdings Corporation
October 12, 2006
Webcast Script

Operator Comments

•                  Good morning, and welcome to Sabre Holdings Corporation’s conference call.  At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session, from participants on the call as well as in the audience.  If anyone should require assistance during the call, please press the star followed by the zero on your touch-tone phone. As a reminder, this conference is being recorded on October 12th, 2006, and is being broadcast live over the Internet.

•                  I will now turn the call over to Karen Fugate, Vice President of Investor Relations for Sabre Holdings.

Introduction — Karen Fugate

•                  Hello, everyone.  Thank you for joining us today in person — and on the call.    For those of you dialing in, I’m here with Sam Gilliland, our CEO, Jeff Jackson, our Chief Financial Officer, Tom Klein, President of our Travel Network and Airline Solutions businesses, and Michelle Peluso, CEO of Travelocity.  Today’s call will include a few remarks by Sam, followed by a Q&A session with Sam, Jeff, Tom and Michelle.

•                  Before I turn it over to Sam, I’d like to quickly remind you that some of our comments on our forecasted revenues, earnings, transactions, operating margins and cash flow, contracts or business, and trend information would constitute forward-looking statements.  These matters are subject to a number of factors that could cause actual results to differ materially from our expectations.  Those factors are described in the risk factors section of the Company’s most recent Form 10-K filing with the SEC.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.  We have provided a detailed explanation and reconciliations of our adjusting items and non-GAAP financial measures on the investors section of our website at www.sabre-holdings.com.

Sam Gilliland Remarks

•                  Good morning and thank you for joining us for this discussion of Sabre Holdings and its businesses.

•                  Yesterday we celebrated the 10th anniversary of Sabre Holdings as a public company, and some of the executive team was on hand to ring the closing bell at the New York Stock Exchange to mark the occasion.

•                  In retrospect, as a company, we have a great deal to be proud of …

•                  10 years ago we were beginning the journey - along the way creating a culture of innovation and customer focus.  And at that time we were just getting started at Travelocity.com.

•                  Over the subsequent five years, our strategy evolved to focus on our core competence in travel commerce - from one based primarily on delivering technology services — resulting in the divestiture of our slow growth, low margin outsourcing business in 2001.

•                  In 2004, we prepared for the deregulation of the GDS industry in the United States and, once deregulated, we have executed to grow our U.S. business

•                  And today, the organic growth through innovation and execution, coupled with acquisitions to support our strategy, has brought us to our current position of leadership within the industry.

•                  So, it’s been an exciting decade, but what I’d really like to do today is put in perspective our successes from the most recent weeks and months, and how they position us for the future.

•                  First and foremost, our agreement with American Airlines means we now have long-term, full-content deals with all of the major U.S. network carriers.

•                  Our Efficient Access Solution defined a new business model in the travel marketplace, and to date, agency participation is nearly 100 percent, well ahead of our plans.

•                  Bookings from our new online travel agency customers started to flow through our GDS system — and we’re very pleased with the volumes

•                  We have successfully managed GDS data processing and incentive costs through several technology and business initiatives.

•                  At Travelocity, we continue to see marked year over year EBITDA improvement, both domestically and internationally.  Our brand-metrics are strong and continue to trend upwards, helping us use each marketing dollar more efficiently.

•                  Our facilities consolidation, currently underway at our headquarters in Southlake, is expected to save $10 million a year pre-tax beginning in 2008, and is one of many cost savings initiatives in progress

And yesterday, as evidence of our growing confidence in the cash flow generation of our business, we announced a mid-cycle increase of 30 percent in the quarterly cash dividend to shareholders.  Annualized, this implies an increase of $0.12 for a payout of $0.52 per share.

[PAUSE]

•                  Taking a deeper look at the airline deals  ----  as I said before, we finalized the last of our long-term airline agreements with major U.S. network carriers.

•                  Domestically, these long-term agreements, in conjunction with the success of our Efficient Access Solution program, provide both our airline and travel-agency partners with several increasingly important benefits.

•                  For participating airlines, there exists the opportunity to more effectively manage cost structure, while simultaneously having consistent access to our industry-leading travel distribution network and technology solutions.

•                  For travel agents, Sabre’s guaranteed access to full content and protection from airline service fees will prove to be a significant advantage.

•                  For corporations, this means lower costs and better service than any other distribution alternative.  And while this is obviously my view, it was also the opinion voiced loud-and-clear by the world’s largest corporations over the past several months.

•                  For Sabre Travel Network, close to 60% of our air bookings fall under these five- to-seven-year airline deals, so having long-term, full-content agreements with all major US carriers means that — for the foreseeable future — we’ve locked in a significant portion of our revenues.

•                  In addition, with these negotiations behind us, we can now increase our focus on non-air, retailing initiatives, and technology services throughout the business.

•                  On the cost side, the historical growth rate of incentives was not sustainable; however, with the adoption of EAS, we expect to better manage this growth.

[pause]

•                  In addition to incentives, we will continue to focus on other large cost categories to lower our cost-per-transaction --- for example;

•                  The investments we’ve made in new technology systems will sizably lower our data processing costs per transaction.  We are already realizing some of this savings, as we’ve transitioned 100% of North American agencies to the new shopping and pricing system.

•                  In addition, we will capitalize on our expanding global footprint by tapping local talent to service regional customers — resulting in better service at a lower cost.

•                  And lastly, we are focused on increasing workforce productivity, including overhead expenses, and already have several initiatives in progress.

•                  All these cost management initiatives, combined with the top line stability, translate into stable and predictable earnings and cash flows for the business over the next five years.

•                  [PAUSE]

•                  Moving to Travelocity - its bottom-line performance has improved considerably over prior years and it continues to show solid EBITDA improvement despite some recent softness in the top line.

•                  As we said on our second quarter call, there have been unprecedented airline-load factors in North America which created a supply and demand imbalance, constraining the availability of discounted airline inventory during the peak summer travel season and putting pressure on the growth of our packaging product. This supply phenomenon is largely seasonal, but was more pronounced this year due to the record-high airline load factors.

•                  In recent weeks however, we’ve been encouraged by gains posted by Site59, our last minute deals product. We expect our broader packaging product, TotalTrip, to also exhibit improved performance in the near future and we’ve seen recent evidence of that.

•                  [PAUSE]

•                  In Europe, although we have experienced near-term softness related to the recent foiled terrorist attacks, our long-term growth and profitability expectations remain strong.  And we’ve seen encouraging indicators there in the past 30 days.  We expect integration costs at lastminute.com to taper off and synergies to ramp up by the end of 2007.

•                  In light of the near-term softness however, Travelocity Europe now expects an Adjusted EBITDA of approximately $10 million for the year, and an operating loss of approximately $55 million on a GAAP basis.  We now expect a slight operating loss on adjusted basis, which represents an improvement of approximately $25 million over last year. This change does not impact our total Sabre performance expectations as many other aspects of our business are offsetting the softness in Europe, while Travelocity’s North American business is performing well and remains within our expectations.  In fact, we closed the third quarter books yesterday, and earnings per share shaped up nicely just above the top end of the range, and thus we’re reiterating our 2006 guidance for full year earnings per share, Adjusted EBITDA and free cash flow.

•                  So, as we’ve said before, we expect 2006 total company earnings per share to exceed $1.70 on an adjusted basis and $1.12 on a GAAP basis; Adjusted EBITDA is still expected to be greater than $500 million with GAAP net income of more than $147 million … and free cash flow is expected to be greater than $300 million with operating cash flow exceeding $425 million.

•                  These and other factors, indicating continued financial strength, prompted the board to approve a mid-cycle increase of 30 percent in our regular quarterly dividend, in turn further reinforcing the confidence we have in the business.    Keep in mind that we will review a dividend increase as part of our regular cycle at the beginning of next year.  This dividend increase doesn’t preclude other capital deployment options, including exercise of the existing $100 million share buyback authorization. We will continue to evaluate all options and exercise them as necessary to maximize returns to our shareholders.

[PAUSE]

•                  Now, I’d like to talk very briefly about 2007:

•                  Although there are still quite a few moving parts as we go through our planning process, we expect EPS and EBITDA growth of 10 to 15 percent driven primarily through the increased profitability at Travelocity and stable revenues and margins at Travel Network.

•                  In Europe, we’re confident that we’ll complete the majority of our integration effort by the close of 2007, frankly taking a bit longer than we hoped.  With these costs tapering off though, we expect to see approximately $25 million go straight to the bottom line in 2008. We also expect to achieve a full-year run rate on our cost savings efforts, which we have not quantified here, by early 2008.

•                  [PAUSE]

•                  I have spent a fair bit of time talking about our successes and challenges, but I would be remiss if I did not emphasize the validation we have seen of the GDS industry model.  We’ve received quite positive feedback from corporations and travel agencies over the past few months.

•                  But, perhaps more compelling has been the validation from agencies that you would consider to be Travelocity’s most vigorous competitors.  We are very pleased with the booking volumes Expedia and Priceline are driving through our system — in fact, those volumes have exceeded our expectations.

•                  This further reinforces our confidence in the GDS model over the next five years and is strong proof of our ability as a company to successfully both lead and evolve in a changing business environment … on behalf of all customers, online or offline.

•                  We continue to leverage our balanced portfolio of assets, both strategically and financially.  Sabre Travel Network and Airline Solutions provide a great foundation of stable cash flows upon which we will layer significant cash flow growth from our global Travelocity business.

With that I ask Jeff, Tom and Michelle to join me for a brief Q&A.